Exhibit 99.1

FOR IMMEDIATE RELEASE

REV Group Appoints Mark Skonieczny as Chief Executive Officer

Brookfield, WI – May 18, 2023 - REV Group, Inc. (NYSE:REVG), a leading designer and manufacturer of specialty vehicles, announced the appointment of Mark Skonieczny as President and Chief Executive Officer, effective immediately. Previously, Mr. Skonieczny had served as Interim CEO and Chief Financial Officer. Mr. Skonieczny joined the Company’s Board in January 2023 and will continue to serve as a director. The company has initiated a comprehensive search for a new CFO.

Prior to joining REV Group, Mr. Skonieczny held positions as Vice President and Corporate Controller of Adient PLC and spent 17 years at Johnson Controls in a variety of financial roles including Vice President of Corporate Development, Vice President of Finance, Global Aftermarket-Power Solutions, Vice President of Finance, Middle East, Latin America and NA Systems-Building Efficiency, and Assistant Corporate Controller.

“We are pleased that Mark will continue to lead the company,” said Paul Bamatter, Chairman of REV Group’s Board of Directors. “He has demonstrated the expertise and urgency towards action needed to profitably grow the business and provide its shareholders with long-term value. The Board has great confidence in Mark and believes that under his continued leadership REV Group will accelerate its transformation.”

Mr. Skonieczny added, “I look forward to serving as President and CEO at this pivotal time for REV Group. Over the past three months as interim CEO I have been deeply engaged with our local teams to understand and put in place action plans designed to eliminate barriers to quickly unlock value. With an unmatched portfolio of iconic brands, resilient operating model, and strong balance sheet, we have significant opportunity to take our business forward. I look forward to continuing my work with leadership and leveraging my knowledge of the company to drive our strategic priorities.”

###

Exhibit 99.1

About REV Group, Inc.

REV Group companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services, which serve a diversified customer base, primarily in the United States, through three segments: Fire & Emergency, Commercial, and Recreation. They provide customized vehicle solutions for applications, including essential needs for public services (ambulances, fire apparatus, school buses, and transit buses), commercial infrastructure (terminal trucks and industrial sweepers), and consumer leisure (recreational vehicles). REV Group's diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of REV Group's brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

Investors:

Drew Konop
VP, Investor Relations & Corporate FP&A

+1.262.957.4594 (mobile)
investors@revgroup.com